UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2009

TRANSATLANTIC PETROLEUM CORP.

(Exact name of registrant as specified in its charter)

Alberta, Canada	000-31643	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 1840, 444 – 5th Ave., SW Calgary, Alberta, Canada	T2P 2T8
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (403) 262-8556

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On March 5, 2009, TransAtlantic Australia Pty. Ltd. (“TransAtlantic Australia”), a wholly-owned subsidiary of TransAtlantic Petroleum Corp. (the “Company”), acquired 14,132,259 ordinary shares (“Shares”) of Incremental Petroleum Limited (“Incremental”), bringing TransAtlantic Australia’s total ownership to approximately 65.4% of the outstanding Shares of Incremental. Incremental is an oil and gas exploration and production company, with oil and gas assets in Turkey and the United States. Incremental’s assets in Turkey include an interest in the producing Selmo oilfield, an interest in the Edirne gas field and eight exploration licenses south of Ankara. Incremental also holds interests in five oil and gas projects in the San Joaquin Basin in California.

As of March 5, 2009, TransAtlantic Australia had paid an aggregate of approximately AUD$56.3 million for 51,891,391 Shares tendered pursuant to a bidder’s statement filed by TransAtlantic Australia on December 1, 2008 with the Australian Securities & Investments Commission for the all cash takeover offer (the “Offer”) for all of the outstanding Shares of Incremental, representing approximately 65.1% of the total outstanding Shares. TransAtlantic Australia purchased an aggregate of 250,000 Shares in the open market on February 26 and 27, 2009. The offering period for the Offer expired at 7:00 p.m. (Sydney time) on March 6, 2009, at which time an aggregate of 61,289,640 Shares, representing approximately 76.9% of the total outstanding Shares, had been validly tendered. The consideration for each Share tendered pursuant to the Offer was AUD$1.085 per Share, and the aggregate consideration paid by TransAtlantic Australia for all validly tendered Shares is expected to be approximately AUD$66.5 million.

In addition to the Shares owned by TransAtlantic Australia, N. Malone Mitchell, 3rd, chairman of the Company, owns 15,025,528 Shares, which he purchased in the open market between October 27 and December 23, 2008. In the aggregate, TransAtlantic Australia and Mr. Mitchell own or have received acceptances under the Offer of approximately 96% of the total outstanding Shares of Incremental. TransAtlantic Australia has commenced the process of compulsory acquisition of the remaining outstanding Shares on the same terms as the Offer in accordance with the Corporations Act 2001 (Cwlth) and plans to delist the Shares from the Australian Stock Exchange.

TransAtlantic Australia funded the acquisition of the Shares through that certain Credit Agreement, dated as of November 28, 2008, as amended (the “Credit Agreement”), by and between the Company and Dalea Partners, LP (“Dalea”). Mr. Mitchell and his wife own 100% of Dalea.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported, on November 28, 2008, the Company entered into the Credit Agreement with Dalea, pursuant to which the Company has the right to request advances from Dalea up to the lesser of (i) the actual amount necessary to purchase the Shares tendered pursuant to the Offer plus related transaction costs and expenses, or (ii) US$69 million. The advances are denominated in U.S. Dollars, but are advanced in Australian Dollars at an agreed upon currency exchange rate of AUD$0.7024 to US$1.00. As of March 5, 2009, the Company had borrowed AUD$67 million from Dalea pursuant to the Credit Agreement, which bears interest at 10%. The terms of the Credit Agreement were previously reported in the Company’s Form 8-K filed on February 26, 2009, which description is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

In accordance with paragraph 9.01(a)(4) of the Instructions to Form 8-K, the Company will file an amendment to this current report on Form 8-K containing the financial statements required in Item 9.01(a) within the required 71 calendar days from the date that the initial report on Form 8-K was required to be filed in connection with the acquisition of the Incremental Shares.

(b)	Pro Forma Financial Information.

In accordance with paragraph 9.01(b)(2) of the Instructions to Form 8-K, the Company will file an amendment to this current report on Form 8-K containing the pro forma financial information required in Item 9.01(b) within the required 71 calendar days from the date that the initial report on Form 8-K was required to be filed in connection with acquisition of the Incremental Shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 11, 2009

TRANSATLANTIC PETROLEUM CORP.

By:	/s/ Jeffrey S. Mecom
Jeffrey S. Mecom
Vice President and Corporate Secretary